Exhibit 1.3

Company Share Policy

Chapter 1 General Provisions

Article 1 (Purpose)
Procedures for handling shares and share options of the Company and for exercising shareholders' rights shall be set forth in accordance with provisions of Japan Securities Depository Center, Inc. (hereinafter referred to as "Center"), functioning as the transfer institution, and securities companies, etc., functioning as account management institutions for the transfer account of shareholders (hereinafter referred to as "Securities Companies, etc.”), and provisions of this Policy, as stipulated in Article 10 of the Articles of Incorporation of the Company.

Article 2 (Administrator of Shareholder Registry)
The Company's administrator of shareholder registry and the handling site shall be as indicated below.
Administrator of shareholder registry:
1-4-5 Marunouchi, Chiyoda-ku, Tokyo
Mitsubishi UFJ Trust and Banking Corporation
Share handling site:    3-6-3 Fushimi-machi, Chuo-ku, Osaka
Osaka Corporate Agency Division, Mitsubishi UFJ Trust and Banking Corporation

Article 3 (Request or Notice)
All requests or notices under this Rule shall be made with formats stipulated by the Company. However, this provision shall not apply to requests or notices made through Securities Companies, etc. or the Center, or cases stipulated in Paragraph 1, Article 24.
(2)    When the request or notice set forth in the preceding paragraph is made through a proxy, a document evidencing the authority of the proxy shall be submitted. When a consent of a curator or assistant is necessary, a document evidencing such consent shall be submitted.
(3)    Whenever the requests or notices set forth in Paragraph 1 are made through Securities Companies, etc. and the Center, or Securities Companies, etc., the Company may treat such requests or notices as made by shareholders.
(4)    The Company may request a person who has made a request or notice set forth in Paragraph 1 to submit a document evidencing that he/she is a shareholder or his/her proxy.
(5)    When the Company requires submission of the document stipulated in the preceding paragraph, the Company shall not accept the request or the notice set forth in Paragraph 1, unless the document is submitted.
(6)    A guarantor required for making a request or a notice under this Rule shall be a person whom the Company deems appropriate.

Chapter 2 Entries and Records in Shareholder Registry, Etc.

Article 4 (Entries and Records in Shareholder Registry)
The Company shall make entries and records in the Shareholder Registry pursuant to General Shareholder Notification, as received from the Center.
(2)     Upon receiving notices of address changes and other notices of changes in matters entered in the Shareholder Registry from the Center, the Company shall make proper changes in the Shareholder Registry pursuant to the notices.
(3)    In addition to the provisions of the preceding two paragraphs, in case of issuing new shares or other cases stipulated by laws and regulations, entries and records are made in the Shareholder Registry.

Article 5 (Letters, Etc. Used in Shareholder Registry)
Entries and records in the Shareholder Registry of the Company shall be made using the letters and symbols specified by the Center.

Article 6 (Entries and Records in Share Option Registry, Etc.)
Requests for entries and records in the Share Option Registry, registration, transfer, or cancellation of pledges for the share options, or requests for indication or deletion of trust properties, shall be made in writing to the Administrator of Shareholder Registry.
(2)    In addition to the provisions of the preceding paragraph, share option handling procedures may be established separately.

Chapter 3 Registration of Pledges

Article 7 (Registration and Cancellation of Pledges)
Requests for registration, modification, or cancellation of pledges shall be made pursuant to the procedures of the Center.

Chapter 4 Notification

Article 8 (Notification of addresses and names of shareholders, etc.)
Persons entered or recorded in the Shareholder Registry (hereinafter referred to as "Shareholders") shall notify the Company of their addresses and names.
(2)    The notices set forth in the preceding paragraph or any changes to them shall be submitted through the Securities Companies, etc., and the Center. However, this provision shall not apply to cases set forth in Paragraph 3, Article 4.

Article 9 (Notification of Shareholders, etc. Residing Abroad)
Shareholders, etc. residing abroad shall either appoint a standing proxy in Japan, or designate a place in Japan to receive notices and report the relevant information to the Company.
(2)    The standing proxy shall be included in the Shareholders, etc. stipulated in Paragraph 1 of the preceding article.
(3)    The notices set forth in Paragraph 1 or any changes to them shall be made through the Securities Companies, etc., and the Center. However, this provision shall not apply to cases set forth in Paragraph 3, Article 4.

Article 10 (Representative of a Corporation)
If a shareholder is a corporation, the title and the name of one (1) representative thereof shall be reported to the Company.
(2)    The notices set forth in the preceding paragraph or any changes to them shall be submitted through the Securities Companies, etc., and the Center. However, this provision shall not apply to cases set forth in Paragraph 3, Article 4.

Article 11 (Representative of Joint Shareholders)
Shareholders who jointly own shares shall appoint one (1) representative, and report the address and the name of the representative to the Company.
(2)    The notices set forth in the preceding paragraph or any changes to them shall be submitted through the Securities Companies, etc., and the Center. However, this provision shall not apply to cases set forth in Paragraph 3, Article 4.

Article 12 (Statutory Agent)
Person who has parental authorities, guardians, or other statutory agents, if any, shall report the addresses and names of the statutory agents to the Company.
(2)    The notices set forth in the preceding paragraph or any changes to, or cancellation of, them shall be made through the Securities Companies, etc., and the Center. However, this provision shall not apply to cases set forth in Paragraph 3, Article 4.

Article 13 (Other Notices)
All notices to the Company, as well as those stipulated from Article 8 through the preceding article, shall be made through the Securities Companies, etc. and the Center, or the Securities Companies, etc., unless specific notification methods are designated by the Company. However, this provision shall not apply to cases set forth in Paragraph 3, Article 4.
(2)    Notices that cannot be accepted or handled by the Securities Companies, etc. shall be submitted to the Administrator of Shareholder Registry.

Article 14 (Notices of Holders of Share Options, Etc.)
Provisions from Article 8 through the preceding article shall apply mutatis mutandis to notification items and methods for persons entered and recorded in the Share Option Registry of the Company. However, the notices shall be submitted to the Administrator of Shareholder Registry, unless otherwise stipulated pursuant to Paragraph 2, Article 6.

Chapter 5 Purchase of Shares Less than One Unit

Article 15 (Method of Requesting Purchase)
Any requests to purchase shares of less than one unit shall be submitted through the Securities Companies, etc. and the Center, as set forth by the Center.
(2)    A shareholder who has made a request for purchasing shares of less than one unit set forth in the preceding paragraph shall not be allowed to cancel the request, unless otherwise stipulated by the Center.

Article 16 (Determination of Purchase Price)
The per-share purchase price for a request set out in the preceding article for shares of less than one unit shall be the closing price at the share market held by Tokyo Stock Exchange, Inc. (hereinafter referred to as "Tokyo Market") on the day on which the request stipulated in the preceding article reaches the share handling site of the Administrator of Shareholder Registry set forth in Article 2. However, if there is no trading in Tokyo Market on that day, the purchase price shall be the price settled at the first sale in Tokyo Market thereafter.
(2)    The proceeds for purchase shall be obtained by multiplying the number of shares to be purchased by the purchase price per share in the preceding paragraph.

Article 17 (Payment of Proceeds for Purchase)
The Company shall pay, unless otherwise set forth by the Company, proceeds for purchase to the person requesting the purchase on the fourth (4th) business day from the day immediately following the day on which the purchase price is determined.
(2)    However, in the case set forth in the preceding paragraph, if the purchase price involves a price cum rights, such as one relating to distribution of surplus and share spilt, etc., the proceeds shall be paid by the relevant record date.

Article 18 (Transfer of Shares Purchased)
The shares less than one unit, for which a request for purchase is made, shall be transferred to the account of the Company on the day on which the payment procedure of the proceeds for purchase has been completed in accordance with the preceding article.

Chapter 6 Additional Purchase of Shares Less than One Unit

Article 19 (Method of Requesting Additional Purchase)
In case a shareholder who owns shares less than one unit requests the additional purchase of shares (hereinafter referred to as "Request for Additional Purchase") by requesting that the Company sell the number of shares that would constitute one unit together with the shares he/she owns, the Request for Additional Purchase shall be submitted to the Company through the Securities Companies, etc. and the Center in accordance with the relevant provisions stipulated by the Center.
(2)    A shareholder who has made a request for additional purchase of shares of less than one unit set forth in the preceding paragraph shall not be allowed to cancel the request, unless otherwise stipulated by the Center.

Article 20 (Limitation on Request for Additional Purchase)
If the total number of shares for which the Request for Additional Purchase is made on the same day exceeds the number of the treasury shares available for transfer by the Company, none of the Requests for Additional Purchase made on the day shall take effect.

Article 21 (Determination of Price of Shares to Be Additionally Purchased)
The price per share of shares less than one unit to be additionally purchased shall be the closing price at Tokyo Market on the day on which the request stipulated in Article 19 reaches the share handling site of the Administrator of Shareholder Registry set forth in Article 2. However, if there is no trading in Tokyo Market on that day, the proviso of Paragraph 1, Article 16 shall apply mutatis mutandis.
(2)    The proceeds for purchase of shares to be additionally purchased shall be obtained by multiplying the number of additional shares to be purchased by the purchase price per share in the preceding paragraph.

Article 22 (Period during which Requests for Additional Purchase are Not Accepted)
The Company shall suspend the acceptance of any Requests for Additional Purchase during the period commencing on the 10th business day prior to the dates mentioned below and ending on any of these dates.
(1)    March 31
(2)    June 30
(3)    September 30
(4)    December 31
(5)    Other dates for determining shareholders
(2)    Notwithstanding the preceding paragraph, the Company may set other periods during which the acceptance of Requests for Additional Purchase is suspended, if the Company or the Center deems it necessary.

Article 23 (Transfer Timing for Shares Additionally Purchased)
The Company shall apply for a transfer of title with regard to the shares less than one unit, for which a Request for Additional Purchase has been made, to the said shareholder, on the day on which the Company has confirmed a remittance by the shareholder into the bank account designated by the Company.

Chapter 7 Method of Exercising Minority Shareholders' Rights, Etc.

Article 24 (Method of Exercising Minority Shareholders' Rights, Etc.)
If the minority shareholders' rights set forth in Paragraph 4, Article 147 of Act on Book-Entry Transfer of Company Bonds, Shares, etc. (hereinafter referred to as "Transfer Act") are directly exercised against the Company, a document bearing the signature or the name and seal of the shareholder exercising the said rights shall be submitted after a request to Securities Companies etc. for the Individual Shareholder Notification (stipulated in Paragraph 3, Article 154 of the Transfer Act).
(2)    Provisions of Paragraph 2, Paragraph 4, and Paragraph 5 of Article 3 shall apply to the exercise of the minority shareholders' rights, as stipulated in the preceding paragraph.

Article 25 (Reference Document for Shareholders' Meeting for Proposals by Shareholders)
If a shareholder intends to make a request pursuant to Paragraph 1, Article 305 of the Companies Act, as set forth in Paragraph 1 of the preceding article, he/she shall describe the following contents of the proposal within the specified number of words, respectively (or such other volumes as may be deemed necessary and specified by the Company), on the document set forth in Paragraph 1 of the preceding article. In this case, if their outlines are requested separately by the Company, the shareholder shall submit such outlines to the Company.
1.    Reasons for proposal: 400 letters (in Japanese)
2.    Gist of proposed agenda: 400 letters (in Japanese)
(However, as for agenda of election of directors, directors who are Audit and Supervisory Committee members, and accounting auditors, the matters specified respectively in Article 74, Article 74-3, and Article 77 of the Ordinance for Enforcement of the Companies Act shall be given in 400 letters (in Japanese) for each candidate).

Chapter 8 Special Treatments for Special Accounts

Article 26 (Special Treatments for Special Accounts)
The handling of special accounts, including the name identification of shareholders whose special accounts have been opened by the Company, shall be governed not only by this Rule, but also the relevant provisions of account management organizations for special accounts.

Supplementary Provision

All modifications to this Rule shall be made at resolutions of the Board of Directors.

End of Document

Approver	Board of Directors

Company Share Handling Policy
Enacted: March 23, 1967		Implemented: April 1, 1967
Revision Date	Effective Date	Revision Date	Effective Date
March 25, 1971	April 1, 1971	April 1, 2019	April 1, 2019
February 23, 1977	March 7, 1977
April 27, 1977	May 1, 1977
October 31, 1979	December 3, 1979
September 29, 1982	October 1, 1982
January 24, 1989	February 13, 1989
December 20, 1991	December 20, 1991
September 29, 1999	October 1, 1999
May 19, 2000	May 19, 2000
September 26, 2001	October 1, 2001
November 27, 2001	January 15, 2002
August 27, 2002	September 2, 2002
March 25, 2003	April 1, 2003
June 29, 2004	June 29, 2004
June 30, 2005	June 30, 2005
September 21, 2005	October 1, 2005
June 29, 2006	June 29, 2006
May 7, 2007	May 7, 2007
January 1, 2008	January 1, 2008
April 25, 2008	April 25, 2008
November 26, 2008	January 5, 2009
October 1, 2009	October 13, 2009
February 1, 2010	January 6, 2010
July 16, 2013	July 16, 2013